SUPPLEMENTARY BENEFIT

Accidental Death Benefit

1.   DEFINITIONS

1.1 Accident means an accidental bodily injury, which is a sudden and unforeseen event, definite as to time and place. There must be a visible bruise or wound on the exterior of the body, except in the case of drowning or internal injuries revealed by an autopsy.

1.2 Accidental Death means death resulting, directly and independently of all other causes, from an Accident.

1.3 Insured means the person identified in the Coverage Description as being covered under this benefit.

2.   ACCIDENTAL DEATH BENEFIT

2.1  Death Benefit

     You must send to us satisfactory proof that the Insured died of an Accidental Death while this benefit was in force. Upon receipt of this proof, we will pay the accidental death benefit. The death must occur within 90 days from the date of the Accident.

2.2  Waiver of Premium or Monthly Deductions

     If the premiums or monthly deductions during total disability of the Primary Insured are waived for the policy, they will also be waived for this benefit.

2.3  Coverage

     The amount of the accidental death benefit is shown in the Coverage Description.

3.   EXCLUSIONS

3.1  Exclusions

     The accidental death benefit will not be payable if the Insured's death results directly or indirectly from:

     a.   Suicide, while sane or insane;

     b.   Disease, bodily or mental infirmity, or medical or surgical treatment;

     c.   Participating in a riot;

     d.   Committing or attempting to commit an assault or felony;

     e. The voluntary taking of any drugs, whether legal, prescribed for the insured by a licensed physician and intentionally not taken as prescribed, or illegal;

     f. Traveling in or descending from any aircraft if the Insured is the pilot, a crew member, a student pilot, or is skydiving; or

     g. War, any act of war, service in an armed force of a country at war, or any act related to military operations in time of war, whether declared or undeclared.

4.   TERMINATION

4.1  Termination

     This benefit will terminate on the earliest of the following dates:

     (a)  The date the policy expires;

     (b)  The Policy Anniversary following the Insured's 65th birthday;

     (c)  The date this benefit expires, (see the Coverage Description); or

     (d)  The date of death of the Insured.

     You may  cancel  this  benefit  by  sending a written  request  to our Home
     Office.
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5. GENERAL PROVISIONS

     The  Contract

     This benefit is part of the policy to which it is attached. The terms of the policy also apply unless they conflict with the specific terms of this benefit.

     This benefit is effective on the Effective Date, unless a different date is shown below.

Date of issue if other than the Effective Date:

                                                SAFECO LIFE INSURANCE COMPANY
                                                R.A. Pierson
                                                Sr. Vice President and Secretary